SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 7, 2006

Commission File Number	Registrant, State of Incorporation, Address and Telephone Number	I.R.S. Employer Identification Number

001-32206	GREAT PLAINS ENERGY INCORPORATED (A Missouri Corporation) 1201 Walnut Street Kansas City, Missouri 64106 (816) 556-2200 NOT APPLICABLE (Former name or former address, if changed since last report)	43-1916803

1-707	KANSAS CITY POWER & LIGHT COMPANY (A Missouri Corporation) 1201 Walnut Street Kansas City, Missouri 64106 (816) 556-2200 NOT APPLICABLE (Former name or former address, if changed since last report)	44-0308720

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Great Plains Energy Incorporated (Great Plains Energy) and Kansas City Power & Light Company (KCP&L) are separately filing this combined Current Report on Form 8-K (Report).

Item 1.01	Entry into a Material Definitive Agreement

The following compensation actions were taken by the independent directors of Great Plains Energy and KCP&L on February 7, 2006.

Pursuant to the recommendations of the Compensation and Development Committee (Committee) of Great Plains Energy, the independent directors of Great Plains Energy approved base annual salaries for 2006 for officers, including the following: Mr. Chesser (Chairman of the Board of Great Plains Energy and KCP&L, and Chief Executive Officer of Great Plains Energy), $650,000; Mr. Downey (President and Chief Operating Officer of Great Plains Energy and Chief Executive Officer of KCP&L), $450,000; Mr. Bassham (Executive Vice President - Finance and Strategic Development and Chief Financial Officer of Great Plains Energy and Chief Financial Officer of KCP&L), $300,000; and Mr. Malik (Executive Vice President of Great Plains Energy and President and Chief Executive Officer of Strategic Energy, L.L.C.), $420,000. Also pursuant to the recommendations of the Committee, the independent directors of KCP&L approved base annual salaries for 2006 for officers, including the following: Mr. Easley (Senior Vice President - Supply), $270,000; Mr. Marshall (Senior Vice President - Delivery), $325,000; and Mr. Herdegen (Vice President - Customer Operations), $195,000.

The independent directors approved awards under the Great Plains Energy, KCP&L and Strategic Energy annual incentive plans, which were provided as Exhibits 10.1.c and 10.1.e to the combined Report on Form 10-Q for the quarter ended March 31, 2005. In approving these awards, discretion was used to exclude from Great Plains Energy reported earnings and Strategic Energy pre-tax income goals and results the applicable effects of mark-to-market gains and losses on energy contracts, a seams elimination charge adjustment, certain compensation expenses and discontinued operations.

The independent directors approved amendments to the Great Plains Energy, KCP&L and Strategic Energy annual incentive plans and established objectives, performance levels and target payout percentages for 2006. Officers will be eligible to receive up to 200% of a target bonus set as a percentage of their respective base salaries, including the following: Mr. Chesser, 100%; Mr. Downey, 70%; Mr. Bassham, 50%; Mr. Malik, 60%; Mr. Easley, 50%; Mr. Marshall, 50%; and Mr. Herdegen, 40%. The bonus payout is based on the following weightings: 50% financial objective (core earnings for the applicable company); 30% business objectives; and 20% individual performance objectives. No bonus will be paid under a company's plan if the applicable financial performance threshold is not met, and no bonus will be paid respecting other objectives if the applicable thresholds are not met. Mr. Downey's bonus is weighted equally between the Great Plains Energy and KCP&L plans, and Mr. Malik's bonus is weighted 30% and 70% between the Great Plains Energy and Strategic Energy plans.

The independent directors approved awards of time-based restricted stock and performance shares to Great Plains Energy and KCP&L officers under the Great Plains Energy Long-Term Incentive Plan. Awards are set as a percentage of the participants' base salary at a target level of performance; 25% of the award is in the form of restricted stock vesting, subject to the terms of the Plan, on December 31, 2008, and 75% of the award is in the form of performance shares. The performance share measurement is total return to Great Plains Energy shareholders, compared to an industry peer group of the Edison Electric Institute index of electric companies over a three year period ending December 31, 2008. Payment of performance shares will range from 0% to 200% of the target amount of performance shares, depending on the relative ranking of total shareholder return. The awards (reflecting the amount of performance shares at target) were set as a percentage of 2006 base salaries, including the following: Mr. Chesser, 150%; Mr. Downey, 115%; Mr. Bassham, 85%; Mr. Easley, 85%; Mr. Marshall, 85%; and Mr. Herdegen, 60%.

The independent directors also approved objectives, performance levels and target payout percentages for the period ending December 31, 2008, under the Strategic Energy Long-Term Incentive Plan. Awards are set as a percentage of the participant's base salary at a target level of performance; 25% of the award is in the form of restricted stock issued under the Great Plains Energy Long-Term Incentive Plan vesting, subject to the terms of that Plan, on December 31, 2008, and the remainder of the award will be in cash. The cash award is based on the following equally weighted components: cumulative pre-tax net income; return on average book equity; cumulative sales, general and administrative expenses (excluding net interest expense) per MWh; and MWhs under management by December 31, 2008. Cash payouts will range from 0% to 300% of the target amount, depending on performance against targets. The award (reflecting the amount at target) to Mr. Malik is 150% of 2006 base salary, including a grant of restricted stock equal to 37.5% of his 2006 base salary.

The independent directors further approved the provision of financial counseling services to officers, including the officers named above, who elect to receive such services. The estimated cost of such services in 2006, assuming all eligible officers elect to receive the services, is less than $300,000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREAT PLAINS ENERGY INCORPORATED

/s/Terry Bassham

Terry Bassham
Executive Vice President- Finance & Strategic Development and Chief Financial Officer

KANSAS CITY POWER & LIGHT COMPANY

/s/Terry Bassham

Terry Bassham
Chief Financial Officer

Date: February 10, 2005